SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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WORLD WRESTLING ENTERTAINMENT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1241 East Main Street
Stamford, Connecticut 06902

To our Stockholders:	August 2, 2005

          You are invited to attend the 2005 Annual Meeting of Stockholders of World Wrestling Entertainment, Inc., which will be held at 10:00 a.m. local time, on September 15, 2005, at our Television Production Facility, 120 Hamilton Avenue, Stamford, Connecticut. The business to be conducted is described in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

          Your vote is important to us. Whether or not you expect to attend, your shares should be represented. Therefore, we urge you to vote.  We invite you to utilize the convenience of Internet voting at the site indicated on the enclosed proxy card.  While at that site you will be able to enroll in our electronic delivery program, which will insure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs.  Alternatively, you can vote by telephone or complete, sign, date and promptly return the enclosed proxy. If you attend the meeting and wish to vote in person, you will have the opportunity to do so, even if you have already voted.

          On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our Company.

Sincerely,

Linda E. McMahon Chief Executive Officer

PLEASE NOTE THAT THIS WILL BE A BUSINESS MEETING ONLY AND NOT AN ENTERTAINMENT EVENT. NO SUPERSTARS WILL BE IN ATTENDANCE AT THE MEETING. The meeting will be limited to stockholders (or their authorized representatives) having evidence of their stock ownership. If you plan to attend the meeting, please obtain an admission ticket in advance by providing proof of your ownership, such as a bank or brokerage account statement or copy of your stock certificate, to World Wrestling Entertainment, Inc., 1241 E. Main Street, Stamford, CT 06902, Attention: Corporate Secretary. If you do not obtain an admission ticket, you must show proof of your ownership at the registration tables at the door. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

WORLD WRESTLING ENTERTAINMENT, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held September 15, 2005

To the Stockholders of World Wrestling Entertainment, Inc.:

          NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of World Wrestling Entertainment, Inc., a Delaware corporation, will be held in our Television Production Facility, 120 Hamilton Avenue, Stamford, Connecticut 06902, on September 15, 2005, at 10:00 a.m. local time, for the following purposes, as described in the attached Proxy Statement:

1.	to elect eight Directors to serve for the ensuing year and until their successors are elected;

2.	to ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending April 30, 2006; and

3.	to transact such other business as may properly come before the meeting.

          We have fixed the close of business on July 22, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Edward L. Kaufman Executive Vice President, General Counsel and Secretary

Stamford, Connecticut
August 2, 2005

IMPORTANT
Whether or not you plan to attend the meeting in person, you are urged to vote via our convenient Internet voting, by phone or by signing and dating the enclosed proxy card and returning it promptly in the envelope provided so that your stock may be represented at the meeting.

WORLD WRESTLING ENTERTAINMENT, INC.
PROXY STATEMENT
Annual Meeting of Stockholders
Thursday, September 15, 2005

          The enclosed proxy is solicited on behalf of the Board of Directors of World Wrestling Entertainment, Inc. in connection with our Annual Meeting of Stockholders to be held on Thursday, September 15, 2005, at 10:00 a.m. local time (the “Annual Meeting”), or any adjournment or postponement of this meeting. The Annual Meeting will be held in our Television Production Facility, 120 Hamilton Avenue, Stamford, Connecticut 06902. We intend to mail this proxy statement and accompanying proxy card on or about August 2, 2005, to each stockholder entitled to vote at our Annual Meeting.

          We will pay all costs of this proxy solicitation. Directors or officers, or other employees of ours, may also solicit proxies in person or by mail, telephone or telecopy.

          Only holders of record of our Class A common stock and Class B common stock at the close of business on July 22, 2005, will be entitled to notice of and to vote at our Annual Meeting. At the close of business on the record date, 21,236,032 shares of Class A common stock and 47,713,563 shares of Class B common stock were outstanding and entitled to vote, with each Class A share entitled to one vote on all matters and each Class B share entitled to ten votes. We sometimes refer to Class A common stock and Class B common stock together as “Common Stock.”

          A majority of the collective voting power represented by our Common Stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting. Nominees for election to the Board are elected by plurality vote. A majority of the shares present and entitled to vote at the meeting is required to ratify the selection of Deloitte & Touche LLP as our independent auditors. Both abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes are not considered present and entitled to vote on any matter. Consequently, only abstentions will have the effect of a vote against Proposal 2. The Board of Directors recommends that you vote FOR each of the proposals.

          If you vote via any of the following methods, you have the power to revoke your vote before the Annual Meeting or at the Annual Meeting. You may revoke a proxy by mailing us a letter which we receive prior to the Annual Meeting stating that the proxy is revoked, by signing a subsequent proxy presented at the Annual Meeting, or by attending our Annual Meeting and voting in person.   While the Company does not plan to disseminate information concerning your vote, proxies given by stockholders of record will not be confidential.  The voting instructions of beneficial owners will only be available to the beneficial owner’s nominee and will not be disclosed to us unless required by law or requested by you.  If you are a stockholder of record and write comments on your proxy card, your comments will be provided to us.

Vote by Internet:

          The Company strongly prefers that you utilize our convenient Internet voting system which you can access and use whether you live in the United States or elsewhere. The website for Internet voting is printed on the enclosed proxy card.  Internet voting is available 24 hours a day until 11:59 P.M. on September 14, 2005. You will be given the opportunity to confirm that your instructions have been properly recorded. While at the site you will be able to enroll in our electronic delivery program, which will insure that you will receive future mailings relating to annual meetings as quickly as possible and will help us to save costs.  If you vote via the Internet, please do NOT return your proxy card.

Vote by Telephone:

          You can also vote your shares by calling the toll-free number printed on your proxy card. Telephone voting is available 24 hours a day until 11:59 P.M. on September 14, 2005. The voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, please do NOT return your proxy card.

Vote by Mail:

          If you choose to vote by mail, please mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

PROPOSAL 1—ELECTION OF DIRECTORS

          Stockholders will elect eight Directors at our Annual Meeting, each to serve until the next Annual Meeting of Stockholders or a successor shall have been chosen and qualified. We intend to vote the shares of Common Stock represented by a proxy in favor of the eight nominees listed below, unless otherwise instructed in the Proxy. Each nominee is now a Director. We believe all nominees will be willing and able to serve on our Board. In the unlikely event that a nominee is unable or declines to serve, we will vote the shares for the remaining nominees and, if there is one, for another person duly nominated by our Board of Directors.

Nominees

          All nominees for election are current Directors.

Director/Nominee	Age	Current Position with Company	Director Since

Vincent K. McMahon	59	Chairman of the Board	1980
Linda E. McMahon	56	Chief Executive Officer	1980
Robert A. Bowman	50	—	2003
David Kenin	63	—	1999
Joseph H. Perkins	70	Consultant	1999
Michael B. Solomon	58	—	2001
Lowell P. Weicker, Jr.	74	—	1999
Michael Sileck	45	Chief Financial Officer	2005

          Vincent K. McMahon, co-founder of our Company, is Chairman of the Board of Directors and Chairman of the Executive Committee. Mr. McMahon and Linda E. McMahon are husband and wife.

          Linda E. McMahon, co-founder of our Company, has served as our Chief Executive Officer since May 1997. She is a member of the Executive Committee.

          Robert A. Bowman is Chair of the Audit Committee.  Mr. Bowman is the President and Chief Executive Officer of MLB Advanced Media, LP, where he manages the interactive and Internet rights for all clubs and the league.  Prior to joining Major League Baseball, he was President and Chief Operations Officer of ITT Corporation, where he previously served as Chief Financial Officer.  Mr. Bowman served as the Treasurer of the State of Michigan for eight years, overseeing its tax policy and collection and the state’s pension fund.  Mr. Bowman serves as President of the Michigan Education Trust and is a director of Blockbuster Inc., a provider of in-home rental and retail movie and game entertainment, and The Warnaco Group, Inc., an apparel manufacturer.  He is chair of the Blockbuster audit committee and serves on Warnaco’s audit and compensation committees.

          David Kenin is a member of the Audit and Compensation Committees. Since January 2002, Mr. Kenin has been Executive Vice President of Programming, Crown Media United States, LLC where he is in charge of programming for the Hallmark Channel.  Mr. Kenin is a former President of CBS Sports. Until 1994, he was Executive Vice President of USA Networks and after that, he was the general partner of Kenin Partners, a consulting firm.

          Joseph H. Perkins was a pioneer in the television syndication of wrestling matches starting more than forty years ago. He is President of Communications Consultants, Inc., which provides us television syndicate consulting services.

          Michael B. Solomon is a member of the Audit and Compensation Committees. Mr. Solomon is Managing Principal of Gladwyne Partners, LLC, a private equity fund manager (“Gladwyne”). Prior to founding Gladwyne in July 1998, Mr. Solomon was affiliated with Lazard Freres & Co. LLC. Mr. Solomon joined Lazard Freres in 1981 and became a Partner in 1983.  In connection with a sale of certain shares of stock as described in “Executive Compensation—Certain Relationships and Related Party Transactions,” Mr. McMahon has agreed to vote his shares and the shares of The Vincent K. McMahon 2004 Irrevocable Trust to elect Mr. Solomon (or his successor designated by an affiliate of Gladwyne), as a Director.   Mr. Solomon is a director of Reliant Pharmaceuticals, Inc., a specialty pharmaceuticals company, and serves on its audit committee.

          Lowell P. Weicker, Jr. is Chair of the Compensation Committee. Mr. Weicker served as Governor of the State of Connecticut from 1991 to 1995. He served as a United States Senator representing the State of Connecticut from 1970 to 1988. Gov. Weicker also serves as a director of Compuware Corporation, a software and professional services company; Medallion Financial Corp., a specialty finance and advertising company; and Phoenix Mutual Funds, a mutual fund group.

          Michael Sileck joined the Company as Chief Financial Officer and Director in June 2005.  He is a member of the Executive Committee.  Prior to joining the Company, Mr. Sileck was Senior Vice President, Chief Financial Officer of Monster Worldwide, Inc., a publicly traded parent company of the leading global online careers property.  At Monster, Mr. Sileck served from March 2002 until March 2005.  Prior thereto, Mr. Sileck was CFO and Senior Vice President of USA Networks, Inc., a then publicly traded media and commerce company, from September 1999 through February 2002.

Other Executive Officers

          Each of the following executive officers will serve in such capacity until the next Annual Meeting of Stockholders or until earlier termination or removal from office.  No understandings or arrangements exist between the officers and any other person pursuant to which he or she was selected as an officer.

Name	Age	Position with Company	With Company Since

Thomas N. Barreca	40	EVP, WWE Enterprises	2003
Kevin Dunn	45	EVP, Television Production	1986
Donna Goldsmith	45	SVP, Consumer Products	2000
Edward L. Kaufman	46	EVP, General Counsel & Secretary	1997
John Laurinaitis	43	VP, Talent Relations	2001
Shane B. McMahon	35	EVP, Global Media	1994
Kurt M. Schneider	39	EVP, Marketing	2003
Frank G. Serpe	60	SVP, Finance & Chief Accounting Officer	1986
Joel Simon	55	President, WWE Films	2002

          Thomas N. Barreca has served as Executive Vice President, WWE Enterprises, since July 2005, and before that he was SVP, WWE Enterprises, from July 2003.  Prior to joining us, Mr. Barreca was Senior Vice President, AMC Digital Ventures, a unit of Rainbow Media, for several years where he developed new television and other interactive or set-top products that capitalized on emerging digital technologies.

          Kevin Dunn has served as Executive Vice President, Television Production, since July 2003, and, before that, served as our Executive Producer for 11 years.

          Donna Goldsmith has served as Senior Vice President, Consumer Products, since July 2000.  Before that, Ms. Goldsmith was VP, Category Management, for the National Basketball Association for 10 years.

          Edward L. Kaufman has served as Executive Vice President, General Counsel and Secretary since July 2003.  Before that, he served as our SVP and General Counsel from March 1998 to July 2003, and our VP and General Counsel from January 1997 to March 1998.  He became the Company’s Secretary in May 2001.

          John Laurinaitis has served as Vice President, Talent Relations since June 2004, and prior to that, Mr. Laurinaitis was Director of Talent Relations from June 2001.  Prior to joining us, Mr. Laurinaitis worked for World Championship Wrestling (“WCW”) in talent relations and operations from June 2000 until our acquisition of certain assets of WCW in March 2001.

          Shane B. McMahon has served as Executive Vice President, Global Media, since July 2003, and, before that, he was President, Digital Media, from 1998.  Before that, Mr. McMahon worked in our New York sales office and our television production studio.  Mr. McMahon is the son of Vincent and Linda McMahon.

          Kurt M. Schneider has served as Executive Vice President, Marketing, since February 2003.  Before that, Mr. Schneider was CEO of Asimba, Inc. for two years, and for three years before that, he was VP, Marketing, at Fox Sports Net.

          Frank G. Serpe has served as Senior Vice President, Finance and Chief Accounting Officer, since 1998.  Mr. Serpe has held senior positions in the Company since 1986.

          Joel Simon has served as President, WWE Films since May 2002.  Before that, from the late 1990s through 2001, Mr. Simon served as president of Quincy Jones Media Group and Quincy Jones/David Salzman Productions, which are film and television production companies, where Mr. Simon’s responsibilities included overseeing all feature and television productions.

The Board and Committees

          Our Board has standing Audit, Compensation and Executive Committees.  During Fiscal 2005, there were six meetings of the Board of Directors, nine meetings of the Audit Committee and four meetings of the Compensation Committee.  Under our Corporate Governance Guidelines, Directors are expected to prepare for and attend meetings of the Board and committees on which they sit.  All Directors attended more than 75% of the aggregate number of meetings of the Board and committees on which he or she served.  Directors are also expected to attend the Company’s Annual Meeting of Stockholders, and all members attended last year’s meeting.

          Independent Directors.  Each year our Board conducts a review to determine which of our directors qualifies as independent.  Based on its most recent review, Messrs. Bowman, Kenin, Solomon and Weicker qualify as independent under all applicable New York Stock Exchange and SEC regulations, which are the standards we use in determining independence.  None of these independent directors has any relationship with the Company other than their director/committee memberships except for Mr. Solomon, who has an affiliation with one of our stockholders as described in “Security Ownership of Certain Beneficial Owners and Management.”  The New York Stock Exchange listing requirements state that ownership of even a significant amount of stock is not a ban to independence.   Our Audit and Compensation Committees consist solely of independent directors.

          Since Mr. McMahon owns approximately 68 percent of the Company’s outstanding equity, and controls in excess of 95% of the combined vote of our voting stock, we are a “controlled company” under New York Stock Exchange listing standards.  As a result, we have elected to utilize the exemptions in the NYSE listing standards that permit us, as a “controlled company,” to have less than a majority of independent Directors and to have no nominating/corporate governance committee or other committee performing a similar function.  One-half (rather than a majority) of our Directors qualify as independent.    We believe that the functions of a nominating/corporate governance committee are adequately served by our existing structure, and the additional cost and administrative burden of another committee would not be warranted.

          Executive Sessions.  Under our Corporate Governance Guidelines, the non-management members of the Board meet quarterly in executive sessions and the independent Directors meet annually.  In practice, most Board, Audit Committee and Compensation Committee meetings include an executive session.  Executive sessions are presided over by the chair of the Audit or Compensation Committee, as the case may be, if the principal item to be considered is within the scope of that Committee and, if not, such chairs alternate meetings.

          Communications with Directors.   Stockholders who wish to communicate with a member or members of the Board of Directors, including the chairs of the Audit and Compensation Committee and the non-management Directors as a group, may do so by addressing their correspondence to such members or group c/o World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT  06902, Attn: Corporate Secretary, and all such communications will be duly forwarded.  Our Corporate Governance Guidelines are posted on our website (www.corporate.wwe.com) under the link for “Governance.”  Stockholders also may request a written copy of the guidelines free of charge by writing to World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Investor Relations.

          Code of Business Conduct.  We have adopted a Code of Business Conduct (the “Code”) which applies to all of our Directors, officers and employees, including our Chairman, our Chief Executive Officer and senior financial and accounting officers.  Our Code requires, among other things, that all of our Directors, officers and employees comply with all laws, avoid conflicts of interest, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest.  In addition, our Code imposes obligations on all of our Directors, officers and employees to maintain books, records, accounts and financial statements that are accurate and comply with applicable laws and with our internal controls.  A copy of our Code is posted on our website (www.corporate.wwe.com) under the link for “Governance.”  We also plan to disclose any amendments to, and waivers from, the Code on this website.  Stockholders also may request a written copy of the Code free of charge by writing to World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT  06902, Attn: Investor Relations.

          Audit Committee.  Our Audit Committee consists of its Chair, Mr. Bowman, and Messrs. Kenin and Solomon, each of whom satisfies the independence requirements of applicable New York Stock Exchange and Securities and Exchange Commission rules and is financially literate, with a working familiarity with basic finance and accounting practices within the meaning of the listing standards of the New York Stock Exchange.   Mr. Bowman has accounting and related financial management expertise and is qualified as an audit committee financial expert within the meaning of the applicable rules and regulations of the Securities and Exchange Commission.  Mr. Bowman serves on the audit committee of two other public companies.  No Audit Committee member may simultaneously serve on the audit committee of more than three public companies.

          The primary purpose of our Audit Committee is to provide assistance to the Board in fulfilling its responsibilities to our stockholders and the investment community relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports.  In furtherance of this purpose, the Committee’s Charter, a copy of which is posted on our website (www.corporate.wwe.com) under the link for “Governance,” states that it will fulfill the following obligations:

•

Review and discuss with management and the independent auditors our annual financial statements, quarterly financial statements and all internal controls reports (or summaries thereof).  Review any other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

•

Review with financial management and the independent auditors each Quarterly Report on Form 10-Q and each Annual Report on Form 10-K (including, without limitation, the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to its filing.

•

Review earnings press releases with management, paying particular attention to any use of “pro-forma,” “adjusted” or other information which is not required by generally accepted accounting principles (“GAAP”).

•	Review the regular internal reports (or summaries thereof) to management prepared by the internal auditor(s) and management’s response.

•

Have sole authority to appoint (subject to stockholder ratification), compensate, retain and oversee the work performed by the independent auditor engaged for the purpose of preparing and issuing an audit report or performing other audit, review or attest services for the Company.  The Audit Committee shall have the ultimate authority to approve all audit engagement fees and terms.  The Audit Committee shall have sole authority to review the performance of the independent auditors and remove the independent auditors if circumstances warrant.  The independent auditors shall report directly to the Audit Committee and the Audit Committee shall oversee the resolution of any disagreement between management and the independent auditors in the event that any may arise.

•

Review with the independent auditor (without representatives of management when deemed necessary) reports or communications (and management’s and/or the internal audit department’s response thereto) submitted to the Audit Committee by the outside auditors required by or referred to in SAS 61; review any problems or difficulties with an audit and management’s response, including any restrictions on the scope of the independent auditor’s activities or any access to requested information, and any significant disagreements with management; and review and hold timely discussions with the independent auditors.

•

Review audit services and approve in advance non-audit services to be provided by the independent auditors, taking into consideration SEC rules regarding permissible and impermissible services by such independent auditors.  This duty may be delegated to one or more designated members of the Audit Committee with any such pre-approval reported to the Audit Committee at its next regularly scheduled meeting.  Approval of non-audit services shall be disclosed to investors in periodic reports to the extent required by the Securities Exchange Act of 1934.

•

Review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

•	Prepare the Audit Committee report that the SEC requires be included in this proxy statement.

•

Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

          Compensation Committee.  Our Compensation Committee consists of its Chair, Gov. Weicker, and Messrs. Kenin and Solomon.  The primary purpose of the Compensation Committee is to provide assistance to the Board in evaluating and approving the structure, operation and effectiveness of the Company’s compensation plans, policies and programs.  In furtherance of this purpose, the Committee’s charter, a copy of which is posted on our website (www.corporate.wwe.com) under the link for “Governance,” states that it will fulfill the following obligations:

•

Approve all employment agreements for the Chairman, the CEO and all officers of the Company who either (i) have a title of Vice President or higher; or (ii) are the head of a business department (collectively, the “Executives”).

•

In accordance with their employment agreements, if any, the Compensation Committee shall have direct responsibility for annually reviewing and approving corporate goals and objectives relevant to the Chairman’s and the CEO’s compensation, evaluating the Chairman’s and the CEO’s performance in light of those goals and objectives, and determining and approving the CEO’s and Chairman’s compensation level based on this evaluation. In determining the long-term incentive component of Chairman and CEO compensation, the Compensation Committee will consider the Company’s and the individual’s performance, among other factors.

•

In accordance with their employment agreements, if any, the Compensation Committee shall annually review and approve, for the other Executives named in the Company’s proxy statement: (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long term incentive opportunity level, (d) severance arrangements and change in control agreements/provisions in each case as, when and if appropriate, and (e) any special or supplemental benefits.

•

The Compensation Committee shall annually review management’s recommendations and make recommendations to the Board of Directors with respect to the compensation of all Directors and Executives, including all compensation, incentive compensation plans, equity-based plans as well as the individuals or groups of individuals receiving awards under incentive-based compensation plans, such as cash bonuses, and equity-based plans such as the Long Term Incentive Plan; provided, however, that the Compensation Committee shall have full decision-making powers with respect to compensation intended to be performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

•	The Compensation Committee shall approve grants under the Company’s Long Term Incentive Plan.

          Nominees for Director.  The Board currently believes that its size is appropriate and that its members comprise an appropriate mix of independence, background and expertise.  Nevertheless, the Board from time to time may consider candidates for Board membership suggested by its members, as well as management.  The Board may retain a third party executive search firm to identify or assist in the evaluation of candidates.  The Board may also consider as potential nominees persons recommended by stockholders.  Stockholder recommendations may be submitted to the Board at our principal address in care of the Corporate Secretary.  Each stockholder recommendation should include a personal biography of the proposed nominee, a description of the background or experience that qualifies such person for consideration and a statement that such person has agreed to serve if nominated and elected.  Stockholders who themselves wish to nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the requirements detailed under “Stockholder Proposals for 2006 Annual Meeting.”

          Once the Board has identified the need for additional Board members to fill vacancies or expand its size, the Board will review potential nominees and decide whether to conduct a full evaluation of any one or more candidates.  This initial determination is based on the information provided to the Board concerning the prospective candidates, as well as the Board’s own knowledge of the prospective candidates, which may be supplemented by inquiries to the person making the recommendation or others. If the Board determines that additional consideration is warranted, it may gather or request a third party search firm to gather additional information about the prospective nominee’s background and experience.  The Board then evaluates the prospective nominee taking into account whether the prospective nominee is independent within the meaning of the listing standards of the New York Stock Exchange and applicable regulations of the SEC and such other factors as it deems relevant, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee or Compensation Committee expertise, and the evaluations of other prospective nominees.  In connection with this evaluation, the Board determines whether to interview the prospective nominee and, if warranted, one or more members of the Board and others, as appropriate, will conduct interviews in person or by telephone.  After completing this process, the Board will determine the nominees.  The Board would follow the same process and use the same criteria for evaluating candidates proposed by stockholders, members of the Board and members of management.

          Compensation of Outside Directors.  We pay our non-management Directors an annual retainer of $50,000, payable in equal quarterly installments in arrears.  We pay our Audit and Compensation Committee Chairs an additional annual fee of $10,000, payable in equal quarterly installments in arrears.  Non-management Directors each also receive a fee of $1,500 for each Board or Committee meeting that they attend in person and a fee of $500 for each Board or Committee meeting in which they participate by telephone.  Fifty percent of a Director’s retainer is paid in shares of our Class A common stock under our Long Term Incentive Plan and, at the election of the Director, the remaining 50% of such retainer, together with all chair and meeting fees, may be paid either in such shares or in cash.  All Directors receive reimbursement of expenses incurred in connection with participation in our Board and Committee meetings.  Management Directors do not receive additional compensation for their services as a Director.

EXECUTIVE COMPENSATION

          The following table sets forth the components of the total compensation earned during fiscal 2005, 2004 and 2003 by our Chairman of the Board, Chief Executive Officer, our three next most highly compensated executive officers at fiscal year end, and Mr. Joel Simon, who became an executive officer after the end of the fiscal year. These people are referred to as the “named executive officers.”

Summary Compensation Table

	Annual Compensation							Long-Term Compensation Awards			All Other Compensation ($)

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options/SARs (#)

Vincent K. McMahon	2005	605,096	(1)	—	(1)	51,639	(2)	—		—	476,230	(3)
Chairman	2004	1,085,000		1,085,000		21,294	(2)	—		—	874,136	(3)
	2003	1,085,000		—		—		—		—	855,500	(3)
Linda E. McMahon	2005	418,269	(1)	—	(1)	51,639	(2)	—		—	1,191	(4)
Chief Executive Officer	2004 2003	750,000 750,000		750,000 —		21,294 —	(2)	— —		— —	21,790 5,500	(4) (4)
Kevin Dunn	2005	520,000		226,200		—		103,200	(5)	50,000	8,311	(6)
EVP, Television Production	2004 2003	517,692 497,917		300,000 —		— —		431,895 —	(5)	30,000 40,000	6,750 5,500	(6) (6)
James W. Ross	2005	394,615		224,750		—		77,400	(5)	50,000	86,194	(7)
EVP, Business Strategies(8)	2004 2003	331,692 318,333		296,600 —		— —		340,905 —	(5)	30,000 25,000	67,819 279,158	(7) (7)
Kurt M. Schneider	2005	302,692		126,600		—		77,400	(5)	50,000	5,173	(7)
EVP, Marketing	2004 2003	277,115 42,308	(10)	175,000 —		— —		56,700 —	(5)	— 40,000	29,465 15,243	(9) (9)
Joel Simon	2005	434,519		—	(11)	—		—		—	21,823	(12)
President, WWE Films	2004 2003	413,462 344,712		— —		— —		— —		— 125,000	23,021 15,485	(12) (12)

(1)	Mr. and Mrs. McMahon have waived their salaries, bonuses and booking fees since November 2004. See “Report and Performance Graph – Report of the Compensation Committee on Executive Compensation.”

(2)	Consists of the Company’s incremental cost for the personal use of our corporate aircraft. See “Executive Compensation – Employment Agreements.”

(3)

Includes talent fees in the amount of $475,038 in fiscal 2005, and $850,000 in each of fiscal years 2004 and 2003; certain insurance in all fiscal years; and, in fiscal 2004 and 2003, employer matching contributions under our 401(k) plan.

(4)	Consists of certain insurance; employer matching contributions to our 401(k) plan in fiscals 2004 and 2003; and, in respect of fiscal 2004, talent fees.

(5)

Represents the grant date value of restricted stock units granted pursuant to our Long Term Incentive Plan in fiscal 2005 and 2004.  On July 20, 2004, grants were made under the Plan of the following numbers of restricted stock units:  Kevin Dunn – 8,000 shares; James Ross – 6,000 shares; and Kurt Schneider – 6,000 shares.  On that date the closing price of the Company’s Class A common stock was $12.90 per share.  These units vest in equal installments over seven years with such vesting to be accelerated if, in any year the Company exceeds an EBITDA (earnings before interest, taxes, depreciation and amortization) target of $100 million.  On vesting the holder receives, for each restricted stock unit, an unrestricted share of Class A common stock, subject to the holder’s right to elect to have shares deducted to cover withholding taxes.  For dividends paid on our Class A common stock, such dividends accrue on the restricted stock units in the form of additional restricted stock units.  On June 13, 2003, grants were made under the Plan of the following numbers of restricted stock units: Kevin Dunn – 12,000 shares; James Ross – 12,000 shares and Kurt Schneider – 6,000 shares.  On that date, the closing price of the Company’s Class A common stock was $9.45 per share.  These units vested in fiscal 2004 due to the Company achieving a $65 million EBITDA target. On January 16, 2004, the Company closed an offer to exchange certain stock options with an exercise price of $17.00 or higher for restricted stock units on a one restricted stock unit for six options basis. This exchange program resulted in the following grants of restricted stock units in exchange for the following options: Kevin Dunn - 23,333 units for 140,000 options; and James Ross – 16,667 units for 100,000 options.  These units vest in two equal installments on January 16, 2005 and January 16, 2006, without a performance acceleration feature, and in other respects are the same as the other restricted stock units. On January 16, 2004, the closing price of the Company’s Class A common stock was $13.65 per share. As of April 30, 2005, the named executive officers held the following number of restricted stock units and/or shares of Class A common stock issued pursuant to restricted stock units with the following values based on the closing price on such date of $10.69 per share:  Mr. Dunn – 35,347 shares with a value of $377,859; Mr. Ross – 18,992 shares with a value of $203,024; and Mr. Schneider – 6,120 shares with a value of $65,423.

(6)	Consists of matching contributions under our 401(k) plan, certain insurance and, in respect of fiscal 2005, appearance fees.

(7)

Includes appearance fees of $237,200 in fiscal year 2003 and royalties of $70,953, $62,687 and $36,458 in fiscal years 2005, 2004 and 2003, respectively.  Also includes employer matching contributions to our 401(k) plan and certain insurance.

(8)	Subsequent to the end of fiscal 2005, Mr. Ross’s title changed to Senior Advisor.

(9)	Consists of certain insurance, employer matching contributions to our 401(k) plan; in respect of fiscal 2004, certain relocation expenses; and in fiscal 2003, a signing bonus.

(10)	Mr. Schneider’s employment began with us in February 2003.

(11)	Mr. Simon does not participate in our Management Incentive Plan.

(12)	Consists of employer matching contributions under our 401(k) plan and temporary housing allowance while filming on location.

Employment Agreements

          We have employment agreements with each of Vincent K. McMahon and Linda E. McMahon. Mr. McMahon’s agreement is for a term of seven years, ending October 14, 2006, and Mrs. McMahon’s agreement is for a term of four years, originally ending October 14, 2003 and renewed pursuant to its terms until October 14, 2006. Mr. and Mrs. McMahon also have booking contracts that are coterminous with their employment agreements.  Since November 2004, Mr. and Mrs. McMahon have waived all salary, bonuses and booking fees under the agreements. Each agreement will automatically extend for successive one-year periods unless either party gives notice of non-extension at least 12 months, but no more than 18 months, prior to the expiration date. Mr. McMahon’s employment agreement provides for him to be our Chairman, and Mrs. McMahon’s employment agreement provides for her to be our Chief Executive Officer.  If payments were to resume under such agreements, Mr. McMahon would be entitled to an annual base salary of $1,085,000, an annual bonus of up to 100% of such salary and a guaranteed minimum booking fee of $850,000, and Mrs. McMahon would be entitled to an annual base salary of $750,000 and a annual bonus of up to 100% of such salary. Under both executive’s agreements bonuses are based on the attainment of performance goals set under the Company’s Management Bonus Plan, and the executive is entitled to participate in our various other employee benefit plans and programs. If payments were to resume under these agreements, the compensation package of each of Mr. and Mrs. McMahon could be reviewed no less frequently than annually by the Compensation Committee to determine whether or not it should be increased or enhanced in light of the executive’s duties, responsibilities and performance.

          Under the employment agreements with Mr. and Mrs. McMahon, in the event we terminate either executive’s employment other than for cause, death or disability, or if the executive terminates his or her employment for good reason, or if the executive terminates his or her employment for any reason within the 90-day period beginning six months after the occurrence of a change in control, we are obligated to pay to the executive compensation and benefits that are accrued but unpaid at the date of termination, plus a lump sum cash amount equal to the executive’s base salary and bonus for the greater of the balance of the contract term or two years and to continue his or her benefit plan participation for such period. If Mr. or Mrs. McMahon dies during the term of his or her agreement, we are obligated to pay to the executive’s estate compensation and benefits that are accrued but unpaid as of the date of the executive’s death, plus a lump sum amount equal to the executive’s base salary and bonus for two years. If we terminate Mr. or Mrs. McMahon’s employment for cause, if either executive resigns without good reason, or if either executive’s employment is terminated due the executive’s disability, we are obligated to pay the executive compensation and benefits accrued but unpaid as of the date of termination. Amounts that have been waived by the McMahons will not be deemed accrued but unpaid for the foregoing purposes.  If either Mr. or Mrs. McMahon becomes subject to any change in control excise taxes, we will be obligated to provide such executive a “gross-up” bonus sufficient, on an after-tax basis, to cover any such excise taxes. The employment agreements also contain confidentiality covenants and covenants that, among other things, prohibit each executive from competing with us in professional wrestling and our other core businesses during employment and for one year after termination, unless the termination follows a change in control.  The employment agreements for Mr. and Mrs. McMahon allow personal travel on the Company’s aircraft when it is not being used for business purposes.  Income related to such travel is imputed at the higher of applicable IRS regulations or 120% of the Company’s estimate of first class airfare for the flights.  This imputed income is estimated to be approximately 70% of the Company’s incremental cost of such use, and the incremental cost is the number reported in our Summary Compensation Table.  The Compensation Committee annually reviews the amount of this use and its related cost to the Company.

          We have an employment agreement with Jim Ross for a term of ten (10) years ending October 29, 2006.  Mr. Ross’s current salary is $300,000.  Mr. Ross is eligible to participate in the pool of fees paid by the Company to talent for live events.  Mr. Ross is also eligible for royalties relating to products bearing his name and/or likeness.  If the Company were to terminate Mr. Ross’s employment without cause, he would be entitled to one year’s continued salary.

          We have an agreement with Kurt Schneider under which, if his employment is terminated by the Company without cause, as defined, prior to February 24, 2006, he will receive continued salary and medical benefits for six (6) months.

Stock Options

          The following tables provide information relating to options granted to the named executive officers during fiscal 2005 and the value of options owned by the named executive officers and aggregate securities underlying equity compensation plans at April 30, 2005.

Option Grants in Last Fiscal Year(1)

Name	Shares Underlying Options Granted (#)	Percentage of Options Granted to Employees (%)	Exercise Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term

					5%($)	10%($)

Kevin Dunn	50,000	4.7	12.90	July 20, 2009	178,200	394,000
James W. Ross	50,000	4.7	12.90	July 20, 2009	178,200	394,000
Kurt M. Schneider	50,000	4.7	12.90	July 20, 2009	178,200	394,000

(1)	Each of the option grants vest one-quarter on the first anniversary of the grant date and then in equal installments over the next 36 months.

Fiscal 2005 Year-End Option Values

Name	Exercisable/ Unexerciseable	Value of In-the-Money Exercisable/Unexerciseable Options at Fiscal Year End ($) (1)

Kevin Dunn	73,750 / 86,250	14,988 / 17,712
James W. Ross	51,250 / 78,750	14,988 / 17,712
Kurt M. Schneider	20,000 / 70,000	48,600 / 48,600
Joel Simon	83,333 / 41,667	0 / 0

(1)	The closing price of a share of Class A common stock on April 30, 2005 was $10.69.

Certain Relationships and Related Party Transactions

          In August 2001, The Vincent K. McMahon Irrevocable Trust sold to Invemed Catalyst Fund, L.P. (“Invemed”) an aggregate of 1,886,793 shares of Common Stock and in connection with such sale, we entered into a registration rights agreement under which we registered all shares held by Invemed, will maintain such effectiveness until no longer needed and will pay certain expenses incident to the registration, excluding underwriting commissions, and will indemnify the stockholder against certain civil liabilities, including certain liabilities under the Securities Act.

          Joseph Perkins, through his wholly-owned consulting company, Communications Consultants, Inc., provides us television syndicate consulting services.  For these services, Mr. Perkins received $250,000 in fiscal 2005.

          In June 2004, The Vincent K. McMahon Irrevocable Trust sold, in a registered public offering, an aggregate of 7,066,644 shares of Class A common stock.  In connection with this offering, the Company entered into an underwriting agreement under which it agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act.  The Company did not incur any expenses or underwriting commissions as a result of this offering.

          Shane McMahon is the son, and Stephanie McMahon Levesque and Paul Levesque are the daughter and son-in-law, of Vincent and Linda McMahon.  Shane McMahon is an executive officer of the Company; Stephanie McMahon Levesque is a key employee of the Company; and Paul Levesque is a key performer for, and independent contractor of, the Company.

REPORT AND PERFORMANCE GRAPH

          Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Securities Exchange Act of 1934 that might incorporate future filings, in whole or in part, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2005 and the Company’s currently effective Registration Statements on Forms S-3 and S-8, the following Report and Performance Graph, and the Audit Committee Report set forth under Proposal 2—Ratification of Selection of Independent Auditors, shall not be incorporated by reference into any such filings.

Report of the Compensation Committee on Executive Compensation

          The primary goal of our compensation program is to enable us to attract, retain and reward executive officers and other key employees. As an entertainment company, the talents of our creative and performing personnel are integral to our success and, by extension, the return on investment of our stockholders. Mr. McMahon, our Chairman, plays a unique role in that he heads the team which, among other functions, develops story lines, characters, live events and televised programming. In addition, Mr. and Mrs. McMahon perform in our live and televised events. We believe that we will have a continuing need for talent and managerial skills at the highest level.

          Employment agreements were entered into with Mr. and Mrs. McMahon prior to the formation of the Committee and have been amended from time to time thereafter by the Committee. While the Committee continues to believe that these agreements provide for the right type and amount of compensation, as a practical matter the McMahons’ very large stock ownership in the Company provides a great degree of incentive, and moreover, the Company’s dividend program provides an element of liquidity to this large investment in the Company.  As a result, the Committee does not believe that the waiver by the McMahons of their salary, bonuses and booking contract payments, which began in November 2004, will in any way affect their desire to cause the Company to succeed.  We believe that, if remuneration were to resume, it would be paid in amounts not greater than that provided under these agreements. Compensation payable beyond what is called for by the agreements would be made by the Committee only if we were to deem it appropriate because of demonstrable improvements in the Company’s or an individual’s performance.

          This Committee sets Company-wide performance goals and objectives for all executive officers under the Company’s Management Bonus Plan early each fiscal year as required by Internal Revenue Code Section 162(m).  In the event the Company-wide performance criteria are met, participants are entitled to bonuses provided they meet personal performance guidelines in their annual reviews.  If Company-wide criteria are not met, no bonuses are paid, and the Company-wide performance goals and objectives are the same for all participants of the Plan.  This would include the McMahons, if remuneration to them were to resume, in which case participation in the Plan would effectuate the incentive plan compensation portion of their employment agreements.  In fiscal 2005, the Committee set a Company-wide performance target of $69 million in EBITDA, with lesser payouts beginning at 85% of such EBITDA target.  Since our actual results exceeded this minimum payout threshold, incentive compensation as calculated under the Management Bonus Plan was paid to all executive officers (other than Mr. Simon and, as mentioned, the McMahons because they waived any such payments) in respect of fiscal 2005.  In some instances, bonuses were paid beyond those required by the Management Bonus Plan.  On balance, incentive compensation was below levels paid in fiscal 2004, which reflects the difference in the Company’s performance between the two years.  The Committee approved all bonuses for Executives, and as a general matter all compensation arrangements with Executives have been reviewed by the Committee and deemed not excessive.  A copy of our Management Bonus Plan is on file with the SEC as Exhibit 10.7 to our Annual Report on Form 10-K.

          During fiscal 2005, the salaries of executive officers (other than Mr. and Mrs. McMahon) increased on average approximately five percent over fiscal 2004.  The Compensation Committee believes that, absent a promotion, increases in an employee’s compensation for performance are best effectuated through incentive compensation and equity participation, rather than by annual salary increases.  In this manner, executive compensation remains closely tied to Company performance.

           The Compensation Committee also determines equity grants under the Company’s Long Term Incentive Plan.  Mr. and Mrs. McMahon do not participate in these equity grants.  During fiscal 2005, we granted to 97 employees an aggregate of 1,063,500 options and 133,900 restricted stock units.

          Subsequent to the end of fiscal 2005, we set new salaries for fiscal 2006, which for executive officers averaged seven percent over those for 2005, established an EBITDA target for bonuses under the Management Bonus Plan of $58 million and approved an equity compensation program for fiscal 2006 under our Long Term Incentive Plan which contemplates the grant of up to 475,000 restricted stock units to approximately 70 employees, and up to an additional 25,000 restricted stock units in the case of new hires during fiscal 2006.  These units will vest over three years.  No options are expected to be granted.  The actual grants of restricted stock units under this program will be made by the Committee at a later date.  The EBITDA target for bonuses and the minimum payout threshold of 85% of that target, as well as the equity compensation structure, was set with the assistance of the Committee’s outside compensation consultant.

The Compensation Committee
Lowell P. Weicker, Jr., Chairman
David Kenin
Michael B. Solomon

Performance Graph

          Set forth below is a line graph comparing, for the period commencing April 30, 2000 and ending April 30, 2005, the cumulative total return on our Class A common stock compared to the cumulative total return of the Russell 2000 Index and the S&P Movies and Entertainment Index, a published industry index. The graph assumes the investment of $100 at the close of trading on April 30, 2000 in our Class A common stock, the Russell 2000 Index and the S&P Movies and Entertainment Index and the reinvestment of all dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of July 20, 2005 by (1) each stockholder known by us to be the beneficial owner of more than five percent of either Class A common stock or Class B common stock; (2) each of the Directors and named executive officers; and (3) the Directors and executive officers as a group. Unless otherwise indicated, the address of each stockholder listed in the table below is 1241 East Main Street, Stamford, Connecticut 06902.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		% of Class

Class B(1)	Vincent K. McMahon	47,146,893	(2)	98.8
Class A	Invemed Catalyst Fund, L.P.(3)	2,582,773		12.2
	375 Park Avenue
	New York, NY 10152
Class A	Artisan Investment Corporation(4)	2,162,670		10.2
	1000 North Water Street #1770
	Milwaukee, WI 53202
Class A	Dalton, Greiner, Hartman, Maher & Co (5)	1,496,740		7.1
	565 Fifth Avenue, Suite 2101
	New York, NY 10017
Class A	Citigroup Inc.(6)	1,145,000		5.4
	399 Park Avenue
	New York, New York 10043
Class B(1)	Linda E. McMahon	566,770	(7)	1.2
Class A	Kevin Dunn	117,242	(8)	*
Class A	James W. Ross	81,746	(8)
Class A	Kurt M. Schneider	35,919	(8)	*
Class A	Michael Sileck	0		*
Class A	Joel Simon	125,000	(8)	*
Class A	Robert A. Bowman	19,619	(9)
Class A	David Kenin	42,470	(9)	*
Class A	Joseph H. Perkins	41,067	(9)	*
Class A	Michael B. Solomon	32,500	(10)	*
Class A	Lowell P. Weicker, Jr.	44,670	(9)	*
Class A and Class B(11)	All Executive Officers and Directors as a Group (17 persons)	48,536,877	(12)	69.7

*	Less than one percent.

(1)

Class B common stock is fully convertible into Class A common stock, on a one-for-one basis, at any time at the option of the holder. The two classes are entitled to equal per share dividends and distributions and vote together as a class with each share of Class B entitled to ten votes and each share of Class A entitled to one vote, except when separate class voting is required by applicable law. If any shares of Class B common stock are beneficially owned by any person other than Vincent McMahon, Linda McMahon, any descendant of either of them, any entity which is wholly owned and is controlled by any combination of such persons or any trust, all the beneficiaries of which are any combination of such persons, each of those shares will automatically convert into shares of Class A common stock. Assuming hypothetically that all shares of Class B were converted into Class A, the only five percent stockholder would be Mr. McMahon, individually and as trustee of The Vincent K. McMahon 2004 Irrevocable Trust, who in these capacities would have the right to vote and dispose of 68.4 percent of the Class A common stock.

(2)

Includes 10,174,068 shares of Class B common stock owned by The Vincent K. McMahon 2004 Irrevocable Trust, for which Mr. McMahon acts as trustee with right to vote and dispose of the shares. Excludes 566,670 shares of Class B common stock and 100 Shares of Class A common stock owned by Linda McMahon, set forth in the table opposite her name.

(3)	The general partner of Invemed Catalyst Fund, L.P. (the “Fund”) is Invemed Catalyst GenPar, LLC, a Delaware limited liability company (“Catalyst GenPar”). The managing members of Catalyst GenPar are Gladwyne Catalyst GenPar, LLC, a Delaware limited liability company (“Gladwyne GenPar”), and Invemed Securities, Inc., a New York corporation (“Invemed”). The business address of Gladwyne GenPar is 645 Fifth Avenue, New York, NY 10022. The members of Gladwyne GenPar are Michael B. Solomon, a United States citizen (“Solomon”), Suzanne M. Present, an Australian citizen (“Present”), and Kathryn Casoria, a United States citizen (“Casoria”). The ultimate controlling stockholder of Invemed is Kenneth G. Langone (“Langone”). The Fund has the sole power to vote and dispose of the 2,582,773 shares of Class A common stock owned by the Fund. Catalyst GenPar, as the general partner of the Fund, has the sole power to vote and dispose of the 2,582,773 shares of Class A common stock owned by the Fund. Each of Gladwyne GenPar and Invemed, as managing members of Catalyst GenPar, may be deemed to have shared voting and dispositive power of such securities. Each of Gladwyne GenPar, Invemed, Solomon, Present, Casoria and Langone disclaim beneficial ownership of such securities for all other purposes.

(4)

The amount shown is derived from an Amendment No. 3 to a Schedule 13G, May 10, 2005, jointly filed on behalf of Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investment Corporation (“Artisan Corp.”), Andrew A. Ziegler and Carlene Murphy Ziegler.  Artisan Corp. is the general partner of Artisan Partners, an investment adviser having shared voting and dispositive power over the shares. Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

(5)	The amount shown is derived from a Form 13G, dated February 10, 2005. Dalton, Greiner, Hartman, Maher & Co is an investment advisor having sole voting and dispositive power.

(6)

The amount shown is derived from Amendment No. 5 to a Schedule 13G, dated February 4, 2005. Citigroup Inc. is the parent holding company of investment advisers having shared dispositive and voting power over the securities.

(7)

Excludes 47,146,893 shares of Class B common stock beneficially owned by Vincent McMahon as set forth in the table opposite Mr. McMahon’s name. Includes 100 shares of Class A common stock owned by Mrs. McMahon.

(8)

Includes the following shares of Class A common stock which may be purchased within 60 days through the exercise of options: Mr. Dunn – 100,832 shares; Mr. Ross – 74,582 shares; Mr. Simon – 125,000 shares; and Mr. Schneider 34,583 shares.

(9)

Includes shares of Class A common stock owned directly and the following shares which currently may be purchased through the exercise of options that are vested or will vest within 60 days: Mr. Bowman – 12,000 shares; Mr. Kenin – 40,000 shares; Mr. Perkins – 40,000 shares; and Governor Weicker – 40,000 shares. In the case of Governor Weicker, includes 200 shares owned by his wife.

(10)

Excludes 2,582,773 shares reported in the table as beneficially owned by the Fund and 4,687 shares directly held by Gladwyne Catalyst Services, LLC, (“Gladwyne Services”). Mr. Solomon is the managing member of Gladwyne GenPar and Gladwyne Services. As such, Mr. Solomon may be deemed to own the securities held by the Fund and Gladwyne Services. Mr. Solomon disclaims beneficial ownership of such securities in excess of his pecuniary interest therein.

(11)	Assumes hypothetically that all shares of Class B common stock have been converted into Class A common stock.

(12)

Includes numbers for directors and named executive officers as set forth in this table and an aggregate of 33,122 shares owned by other executive officers and an additional 249,859 shares which may be purchased by such other executive officers through the exercise of options that are vested or will vest within 60 days.

PROPOSAL 2—RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

          The Board of Directors has recommended that the stockholders ratify its appointment of Deloitte & Touche LLP as our independent auditor for the fiscal year ending April 30, 2006.  Deloitte & Touche LLP has audited our consolidated financial statements since 1984.   Although ratification of this selection is not legally required, the Board of Directors believes that it is appropriate for the stockholders to ratify such action as a matter of good corporate governance.  We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes and will be available to respond to appropriate questions.

Independent Auditors Fees

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) for the audit of our financial statements for the fiscal years ended April 30, 2005 and 2004, and fees for other services rendered by Deloitte & Touche during those periods.

	2005	2004

Audit Fees (a)	$1,221,659	$776,045
Audit-Related Fees (b)	$25,635	$45,300
Tax Fees (c)	$460,797	$821,288
All Other Fees (d)	—	—

Total	$1,708,091	$1,642,633

(a)

Fees for audit services in 2005 and 2004 consisted of the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements, statutory audits, consents and other services related to SEC matters.  Fees for audit services in 2005 also included fees related to attestation of management’s assessment of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Fees for audit-related services in 2005 and 2004 consisted of the audit of the Company’s employee benefit plans.

(c)	Fees for tax services in 2005 and 2004 consisted of tax compliance and tax planning and advice:

•

Fees for tax compliance services totaled $2,200 in 2005 and $352,394 in 2004. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document and compute amounts to be included in tax filings. In fiscal 2004, such services consisted primarily of Federal, Canadian, state and local income tax return assistance, and preparation of expatriate tax returns, and, in 2005, such services consisted of expatriate tax returns.

•

Fees for tax planning and advice services totaled $458,597 in 2005 and $468,894 in 2004. Tax planning and advice are services rendered with respect to proposed transactions. Such services consisted primarily of tax advice related to international tours, and assistance with Federal and state tax audits, refund claims and appeals.  $362,000 of these fees for 2005 relate to the settlement of outstanding arrangements related to refund claims.

(d)	No other services were rendered by Deloitte and Touche during 2005 or 2004.

          The Audit Committee has adopted policy and procedures for pre-approving all non-audit work performed by Deloitte & Touche.  In general, the provision of such services must be compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.  The Audit Committee annually reviews and pre-approves services on a list of generally pre-approved services, subject to projected dollar fees, and the Committee is updated from time to time at regularly scheduled meetings as to the actual fees vis-à-vis these projections.  All of the services provided by Deloitte & Touche in the table above were pre-approved by the Audit Committee.  If additional services are identified throughout the year, they are taken to the Audit Committee’s chair for pre-approval who is designated to pre-approve them, reporting such pre-approval to the entire Committee at its next meeting, unless such services have projected fees in excess of $25,000 in which case they are to be pre-approved by the entire Audit Committee.

Audit Committee Report

          The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements.  The Board, in its business judgment, has determined that all members of the Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange.  The Audit Committee operates pursuant to a charter that was last amended by the Board in November 2003.  A copy of the current charter is available on the Company’s website (www.wwe.com) under the link for “Governance.” Upon written request to the Corporate Secretary, we will provide each stockholder without charge a copy of our Audit Committee charter.

          Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  The independent auditors were responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

          In performing its oversight role, the Audit Committee has, among other things covered in its charter, reviewed and discussed the audited financial statements with management and the independent auditors.  The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.   The Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with the independent auditors their independence.  The Audit Committee has also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

          Based on the reports and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended April 30, 2005.

          While the members of the Audit Committee meet the independence, financial experience and other qualification requirements of the New York Stock Exchange and applicable securities laws, they are not professionally engaged in the practice of auditing or accounting. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations, efforts and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte and Touche LLP is in fact “independent.”

The Audit Committee
Robert A. Bowman, Chairman
David Kenin
Michael B. Solomon

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

          Stockholder proposals for consideration at the 2006 Annual Meeting must be received at the Company’s principal executive offices at 1241 East Main Street, Stamford, CT 06902 on or before April 4, 2006. Under our By-laws, any stockholder proposal received after that date will be considered timely for purposes of the 2006 Annual Meeting only if the stockholder provides our Secretary notice of the proposal not earlier than June 17, 2006, and not later than July 18, 2006; provided, that if the 2006 Annual Meeting is held on or before August 31, 2006, our Secretary must receive a stockholder’s notice no later than the close of business on the fifth business day following the day on which we make a public announcement of the meeting date.

“HOUSEHOLDING” OF PROXY MATERIALS

          The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “housekeeping,” potentially provides extra convenience for stockholders and cost savings for companies.  The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.  You can notify us by sending a written request to World Wrestling Entertainment, Inc., 1241 East Main Street, Stamford, CT 06902, Attn: Investor Relations or by telephoning a request to our Investor Relations Department at (203) 352-8600.

OTHER MATTERS

          The Board of Directors knows of no other matters to present at the Annual Meeting. If any other matter is properly brought before the meeting, the persons named as proxies will exercise their discretionary authority to vote on such matters in accordance with their best judgment. A copy of the 2005 Annual Report is being sent to stockholders with this Proxy Statement.  Our Form 10-K for the fiscal year ended April 30, 2005 is available on our website at www.corporate.wwe.com.  We will mail a copy of the Form 10-K to each record and beneficial owner of our securities without charge upon written request to us at 1241 East Main Street, Stamford, CT 06902; Attention: Corporate Secretary.  To save costs and paper further, electronic delivery of stockholder materials is available.  To register for electronic delivery for future mailings, you can go to proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS,

Edward L. Kaufman
Executive Vice President, General Counsel and Secretary

WORLD WRESTLING ENTERTAINMENT, INC. ATTN: INVESTOR RELATIONS 1241 EAST MAIN STREET STAMFORD, CT 06902

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by World Wrestling Entertainment, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to World Wrestling Entertainment, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	WWENT1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WORLD WRESTLING ENTERTAINMENT

Vote On Directors

1.	The Board of Directors recommends a vote for election of the following nominees:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's number on the line below.
01) Vincent K. McMahon	05) Joseph Perkins
02) Linda E. McMahon 03) Robert A. Bowman 04) David Kenin	06) Michael B. Solomon 07) Lowell P. Weicker, Jr. 08) Michael Sileck		☐	☐	☐

Vote On Proposals						For Against Abstain

2.	Ratification of Deloitte & Touche LLP as Independent Auditors.					☐ ☐ ☐

3.	Such other business as may properly come before the meeting or any adjournment thereof.					☐ ☐ ☐

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For comments, please check this box and write them on the back where indicated				☐
		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners) Date

PROXY/VOTING INSTRUCTION CARD
WORLD WRESTLING ENTERTAINMENT, INC.

ANNUAL MEETING TO BE HELD ON SEPTEMBER 15, 2005 AT 10:00 A.M. EDT
FOR HOLDERS AS OF 7/22/05

This proxy is solicited on behalf of the Board of Directors

By signing this card, I (we) hereby authorize MICHAEL SILECK and EDWARD L. KAUFMAN, or either of them each with full power to appoint his substitute, to vote as Proxy for me at the Annual Meeting of Stockholders of World Wrestling Entertainment, Inc. to be held at the Company's Television Production Facility, 120 Hamilton Avenue, Stamford, Connecticut 06902 on Thursday, September 15, 2005 at 10:00 a.m. Eastern Time, or any adjournment thereof, the number of shares which I (we) would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments thereof. By signing this card, I (we) instruct the proxies to vote as the Board of Directors recommends where I (we) do not specify a choice.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(Continued and to be dated and signed on the reverse side)